Exhibit 99.2

Performance Factors for 2005 - 2007 Cycle for Performance Share Units
Issued Under the Textron 1999 Long Term Incentive Plan (2003 Restatement)

  Cumulative earnings per share: 60%
  Average return on invested capital: 15%
  Accomplishment of leadership initiatives, including strategic direction, company growth, talent development, enterprise management and portfolio management: 25%

Additional payout based on return on invested capital: Up to 30%

            Under the Performance Share Unit component of Textron's Long Term Incentive Plan, participants are awarded a number of performance share units that are payable in cash at the end of the respective three-year performance cycle. The payout is determined by multiplying the number of performance share units earned by the then current market value of Textron common stock at the end of the performance period. The number of performance share units earned by Executive Officers at the end of the three-year performance cycle is determined by the Board of Directors upon the recommendation of the Organization and Compensation Committee the "Committee"), and will be based on the factors listed above for the 2005 - 2007 cycle. Failure to attain a minimum EPS target (70% of target) will result in the failure to earn any performance units related to that EPS target. Attainment between the maximum and minimum EPS targets will result in earning a portion of the performance share units related to those EPS targets determined by a pre-established mathematical formula. The Committee may determine an award less than that determined by the formula but may not determine an award more than that derived by the formula. With respect to the ROIC target, if enterprise-wide ROIC averages 1% or more above weighted average cost of capital over the performance period, then this portion of the award will be earned. If the difference between ROIC and weighted average cost of capital is between 0% and 1%, then a pro rata portion of this amount is earned. Performance share units related to one or more leadership initiatives will be earned only as determined by the Committee and may not exceed more than 100% of the value of such units.